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    STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
    ----------------------------------------------------------------------

                                                                    EXHIBIT 12.2

                                                        For the Year-Ended 12/31
                                                        -----------------------

                                   Pro-Forma**
                                    09/30/95    09/30/95    1994       1993       1992       1991       1990
                                    ---------   --------    ----       ----       ----       ----       ----
                                     (9 mos)     (9 mos)

Income before Income Taxes            $680.0     $676.0     $614.7*     $790.3     $744.5     $693.5     $638.3
                                      ------     ------     -------     ------     ------     ------     ------

Add:
- Portion of rents
  representative of interest            24.0       19.0       25.3        20.9       21.7       20.2       16.1
                                        ----       ----       ----        ----       ----       ----       ----

- Interest on bonds
  mortgages & similar debt              69.6       42.9       51.9        56.1       64.7       73.6       81.2
                                        ----       ----       ----        ----       ----       ----       ----

- Other interest                        75.4       61.4       54.6        53.7       51.0       54.3       51.3
                                        ----       ----       ----        ----       ----       ----       ----

- Interest expense included
  in cost of plant construction         (4.3)      (4.3)      (6.2)       (6.7)      (6.4)      (9.2)      (8.2)
                                        ----       ----       ----        ----       ----       ----       ----

- Income of Unconsolidated Ventures        -          -        3.9           -        5.4          -        2.2
                                        ----       ----       ----        ----       ----       ----       ----

Income as Adjusted                    $844.7     $795.0     $744.2      $914.3     $880.9     $832.4     $780.9
                                      ------     ------     ------      ------     ------     ------     ------

Fixed Charges:
--------------
- Portion of rents representative
  of interest                           24.0       19.0       25.3        20.9       21.7       20.2       16.1
                                        ----       ----       ----        ----       ----       ----       ----

- Interest on bonds, mortgage &
  similar debt                          69.6       42.9       51.9        56.1       64.7       73.6       81.2
                                        ----       ----       ----        ----       ----       ----       ----

- Other interest                        75.4       61.4       54.6        53.7       51.0       54.3       51.3
                                        ----       ----       ----        ----       ----       ----       ----
                                       169.0      123.3      131.8       130.7      137.4      148.1      148.6
                                       -----      -----      -----       -----      -----      -----      -----

Ratio of Earnings to Fixed Charges       5.0        6.5        5.6         7.0        6.4        5.6        5.3
                                       -----      -----      -----       -----      ------     -----      -----

*Includes restructuring charge of $227 million.
**For the acquisition of the Kraft Foods, Inc. baking business.

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